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July 5, 2024

UBS Series Funds

787 Seventh Avenue

New York, NY 10019

Re:	UBS Series Funds

Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel for UBS Series Funds (the “Trust”), a business trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of all of the assets of UBS Select Prime Institutional Fund and UBS Select Prime Preferred Fund (each, an “Acquired Fund”) to UBS Prime Reserves Fund and UBS Prime Preferred Fund (each, an “Acquiring Fund,” and, collectively, the “Acquiring Funds”), as shown in the table below, each a series of the Trust, in exchange for the issuance of shares of beneficial interest of each such Acquiring Fund, and the assumption of each such Acquired Fund’s liabilities by the Acquiring Funds pursuant to the proposed reorganizations as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Agreement”), as filed with the Registration Statement.

Acquired Fund	Acquiring Fund
UBS Select Prime Institutional Fund	UBS Prime Reserves Fund
UBS Select Prime Preferred Fund	UBS Prime Preferred Fund

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Trust Instrument and its By-Laws, each as amended to date.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Board of Trustees of the Trust (the “Trustees”); (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted that would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Trust proposed to be sold pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in such series when issued in connection with the transfer of the assets pursuant to the terms of the Agreement included in the Registration Statement.

In rendering this opinion, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of July 2, 2024, and this opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP